Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. RELEASES RESULTS FOR THE SECOND QUARTER OF 2011

Richardson, Texas — August 11, 2011 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2011.

Intrusion’s net loss was $473 thousand in the second quarter 2011 compared to $121 thousand net income for the second quarter 2010.

Revenue for the second quarter 2011 was $1.1 million compared to $1.5 million in the second quarter 2010.

Gross profit margin was 62 percent of revenue in the second quarter of 2011 compared to 64 percent in the second quarter 2010.

Intrusion’s second quarter 2011 operating expenses were $1.1 million compared to $0.9 million in the second quarter 2010.

As of June 30, 2011, Intrusion reported cash and cash equivalents of $0.2 million, a working capital deficiency of $1.7 million and debt of $1.1 million.

“During the second quarter we booked $0.2 million of new orders.  This was significantly below our expected level of new orders for the quarter and was due in part to U.S government budget delays; however, we have already booked $0.2 million of new orders in the third quarter and expect to book several more new orders in the near future.  These new orders should generate revenue over the next twelve months,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 18, 2011 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 90993009.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, data leak prevention, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, the Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$233	$540
Accounts receivable	294	222
Inventories, net	61	61
Prepaid expenses	29	23
Total current assets	617	846

Property and equipment, net	83	117
Other assets	39	39
TOTAL ASSETS	$739	$1,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$774	$529
Dividends payable	46	22
Deferred revenue	367	983
Loan payable to officer	1,130	—
Total current liabilities	2,317	1,534

Loan payable to officer	—	230

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,114 as of June 30, 2011	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,169 as of June 30, 2011	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $785 as of June 30, 2011	504	504

Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 11,892 in 2011 and 11,828 in 2010 Outstanding shares — 11,882 in 2011 and 11,818 in 2010	119	118
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,628	55,570
Accumulated deficit	(58,743)	(57,868)
Accumulated other comprehensive loss	(226)	(226)
Total stockholders’ deficit	(1,578)	(762)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$739	$1,002

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$1,068	$1,538	$2,110	$3,073
Cost of revenue	406	548	805	1,102

Gross profit	662	990	1,305	1,971

Operating expenses:
Sales and marketing	381	258	726	460
Research and development	440	343	836	645
General and administrative	302	256	602	516

Operating income (loss)	(461)	133	(859)	350

Interest expense, net	(12)	(12)	(16)	(25)

Income (loss) before income taxes	(473)	121	(875)	325

Income tax provision	—	—	—	—

Net income (loss)	$(473)	$121	$(875)	$325

Preferred stock dividends accrued	(38)	(38)	(75)	(75)
Net income (loss) attributable to common stockholders	$(511)	$83	$(950)	$250

Net income (loss) per share attributable to common stockholders: Basic	$(0.04)	$0.01	$(0.08)	$0.02
Diluted	$(0.04)	$0.01	$(0.08)	$0.02

Weighted average common shares outstanding: Basic	11,844	11,734	11,831	11,719
Diluted	11,844	13,957	11,831	13,784